                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      of
                          OUTBOARD MARINE CORPORATION
                                      at
                             $18.00 Net Per Share
                                      by
                         GREENMARINE ACQUISITION CORP.
                         a wholly-owned subsidiary of
                           GREENMARINE HOLDINGS LLC

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON MONDAY, SEPTEMBER 8, 1997, UNLESS THE OFFER IS EXTENDED (AS EXTENDED, THE
                              "EXPIRATION DATE").
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                                                                 August 8, 1997
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:


     Greenmarine Acquisition Corp., a Delaware corporation (the "Offeror") and wholly-owned subsidiary of Greenmarine Holdings LLC, a Delaware limited liability company (the "Parent"), is offering to purchase (i) all outstanding shares of common stock, $0.15 par value per share (the "Shares"), of Outboard Marine Corporation, a Delaware corporation (the "Company"), at a purchase price of $18.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 8, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith, and (ii) unless and until the Offeror declares that the Rights Condition (as defined below) is satisfied, the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 24, 1996, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent. Holders of Shares or Rights whose certificates for such Shares (the "Share Certificates") or Rights (the "Rights Certificates") are not immediately available, or who cannot deliver such certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) or complete the procedures for book-entry transfer on or prior to the Expiration Date must tender their Shares and/or Rights according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to Rights shall include all benefits that may inure to the holders of Rights pursuant to the Rights Agreement.

     The members of the Parent are Quasar Strategic Partners LDC, a Cayman Islands limited duration company, Quantum Industrial Partners LDC, a Cayman Islands limited duration company, and Greenlake Holdings LLC, a Delaware limited liability company.

     UNLESS THE RIGHTS ARE REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY, OR THE OFFEROR IS SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER (COLLECTIVELY, THE "RIGHTS CONDITION"), HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR THE TENDER OF SHARES. IF THE DISTRIBUTION DATE (AS DEFINED IN THE OFFER TO PURCHASE) HAS NOT OCCURRED PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

     If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedures described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within five business days after the date Rights Certificates are distributed. The Offeror reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights, prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

     If a stockholder desires to tender Shares and Rights pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred and Rights Certificates have not yet been distributed), or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY THE OFFEROR AND THE PARENT, WOULD REPRESENT 90% OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE AND, AS A RESULT THEREOF, THE OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT ON THE DATE OF PURCHASE IT WILL BE ABLE TO CONSUMMATE THE PROPOSED SECOND-STEP MERGER AS A "SHORT-FORM MERGER" PURSUANT TO THE PROVISIONS OF SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW IMMEDIATELY AFTER CONSUMMATION OF THE OFFER, (2) THE RIGHTS CONDITION BEING SATISFIED, (3) THE OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROPOSED MERGER CAN BE CONSUMMATED WITHOUT THE NEED FOR A SUPERMAJORITY VOTE OF THE COMPANY'S STOCKHOLDERS PURSUANT TO ARTICLE EIGHTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, (4) THE PURCHASER SHALL HAVE RECEIVED THE LOAN PROCEEDS COMMITTED TO BE PROVIDED BY AMERICAN FINANCIAL GROUP, INC. ("AFG") IN ACCORDANCE WITH THE COMMITMENT LETTER ISSUED BY AFG TO THE PURCHASER, DATED AUGUST 7, 1997, (5) THE OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, UPON CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, THE COMPANY WILL NOT BE IN DEFAULT UNDER ANY INSTRUMENT EVIDENCING THE COMPANY'S THEN OUTSTANDING INDEBTEDNESS, OR, IF IN DEFAULT, THE OFFEROR AND THE PARENT HAVING OBTAINED, PRIOR TO THE EXPIRATION DATE, ON TERMS REASONABLY ACCEPTABLE TO THE PARENT, SUFFICIENT FINANCING TO ENABLE THE COMPANY TO REFINANCE OR REDEEM ANY SUCH INDEBTEDNESS UPON CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER, AND (6) THE OFFEROR BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND DETROIT DIESEL CORPORATION HAS BEEN TERMINATED IN ACCORDANCE WITH ITS TERMS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15 OF THE OFFER TO PURCHASE.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares or Rights in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:


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

       1. The Offer to Purchase, dated August 8, 1997.

       2. The Letter of Transmittal to tender Shares and Rights for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares and Rights.

       3. The Notice of Guaranteed Delivery for Shares and Rights to be used to accept the Offer if Share Certificates or Rights Certificates are not immediately available (including if Rights Certificates have not yet been distributed), or if such certificates and all other required documents cannot be delivered to the Depositary on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date.

       4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares or Rights registered in your name, including an instruction form for obtaining such clients' instructions with regard to the Offer.

       5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

       6. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 8, 1997, UNLESS THE OFFER IS EXTENDED.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares and Rights previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares and Rights. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHTS TO EXTEND THE OFFER.

     Subject to the applicable rules and regulations of the Commission, the Offeror also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) delay acceptance for payment of or, regardless of whether such Shares or Rights were theretofore accepted for payment, payment for any Shares or Rights pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase, (2) terminate the Offer (whether or not any Shares or Rights have theretofore been accepted for payment) if any of the conditions referred to in Section 14 of the Offer to Purchase have not been satisfied or upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase and (3) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depository and by making a public announcement thereof.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and Rights, and any other required documents should be sent to the Depositary, and (ii) either Share Certificates and Rights Certificates representing the tendered Shares and Rights should be delivered to the Depositary, or such Shares or Rights should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares or Rights wish to tender, but it is impracticable for them to forward their Share Certificates or Rights Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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

     The Offeror will not pay any fees or commissions to any broker, dealer or any other person for soliciting tenders of Shares or Rights pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your customers. The Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson & Company Inc., as the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.


                                        Very truly yours,



                                        Greenmarine Acquisition Corp.


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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